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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2000, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-92097), and related prospectus of Avanex Corporation for the registration of shares of its common stock.


     Our audits also included the financial statement schedule of Avanex Corporation listed in Schedule II. The schedule is the responsibility of the Company's management. Our responsibility is to express our opinion based on our audits. In our opinion, the financial statement schedule referenced to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

                                          Ernst & Young LLP

San Jose, California

January 31, 2000